Exhibit 99.1

GOLDMAN SACHS STATEMENT ON STRESS CAPITAL BUFFER

Firm announces 33% increase in common stock dividend

NEW YORK, NY, July 1, 2025 — On Friday, June 27, the Federal Reserve released the results of its 2025 Comprehensive Capital Analysis and Review (“CCAR”) stress test process. Goldman Sachs expects the firm’s Stress Capital Buffer (“SCB”) requirement will be 3.4%, resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 10.9%, effective October 1.

The Federal Reserve will provide the firm’s final SCB requirement by August 31. These results and effective date may be subject to further changes pending the finalization of the Federal Reserve’s outstanding proposal on SCB averaging.

In addition, the Federal Reserve disclosed that the firm’s current SCB, from the CCAR 2024 test, has been reduced by 10 basis points to 6.1%. This results in a current CET1 ratio requirement of 13.6%, effective immediately.

The firm’s capital plan includes a 33% increase in the common stock dividend from $3.00 to $4.00 per share beginning July 1, 2025, subject to approval by the firm’s Board of Directors at the customary third quarter meeting. This increase is a continuation of the firm’s plan to pay shareholders a sustainable and growing dividend.

“Today’s announcement is a reflection of the work we have done over the years to reduce our capital intensity,” said Chairman and CEO David Solomon. “The Federal Reserve has expressed its intention to institute a more transparent and fair approach to these tests, as it looks to uphold the safety and soundness of our financial system. A more balanced approach to the tests would allow Goldman Sachs to continue to serve our clients’ needs, invest in our world-class businesses, and support economic growth. We look forward to continued progress.”

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Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

Media Contact:

Tony Fratto

Tel: +1 212 902 5400

Investor Contact:

Jehan Ilahi

Tel: +1 212 902 0300